UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.0)*

                                  Switch, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, $0.001 par value per share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   87105L104
             -----------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2017
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No. 87105L104                    13G                    Page 2 of 9 Pages
--------------------------------------------------------------------------------
   1.  	NAME OF REPORTING PERSONS.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

	William Gonsalves Balelo
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             14,501,196
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       14,501,196
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       14,501,196
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       5.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IN
--------------------------------------------------------------------------------

CUSIP No. 87105L104                    13G                    Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  	NAME OF REPORTING PERSONS.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

	Balelo Family L.P.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            327,276
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            327,276
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       327,276
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0.1%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       PN
--------------------------------------------------------------------------------

CUSIP No. 87105L104                    13G                    Page 4 of 9 Pages
--------------------------------------------------------------------------------
   1.  	NAME OF REPORTING PERSONS.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

	Balelo Holdings LLC
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            8,613,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            8,613,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       8,613,000
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       3.5%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       OO
--------------------------------------------------------------------------------

CUSIP No. 87105L104                    13G                    Page 5 of 9 Pages
--------------------------------------------------------------------------------
   1.  	NAME OF REPORTING PERSONS.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

	Balelo Family Irrevocable Sub Trust
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United States
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            5,560,920
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            5,560,920
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       5,560,920
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       2.3%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       OO
--------------------------------------------------------------------------------

CUSIP No. 87105L104	                  13G                  Page 6 of 9 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Switch, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  7135 South Decatur Boulevard
		  Las Vegas, Nevada 89118
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  William Gonsalves Balelo
		  Balelo Family L.P.
		  Balelo Holdings LLC
		  Balelo Family Irrevocable Sub Trust
                  --------------------------------------------------------------

            (b)   Address of Principal Business Office, or if None, Residence:

                  10899 Eden Ridge Avenue
                  Las Vegas, Nevada 89135
                  --------------------------------------------------------------

            (c)   Citizenship:

                  United States
                  --------------------------------------------------------------

            (d)   Title of Class of Securities:

                  Class A Common Stock, $0.001 par value per share
                  --------------------------------------------------------------

            (e)   CUSIP Number:

                  87105L104
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

CUSIP No. 87105L104                  13-G                      Page 7 of 9 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of  December 31, 2017.

           (a) Amount beneficially owned:

        	See the response(s) to Items 5 through 9 and 11 on the cover page for each respective filer.

           (b) Percent of Class:

		See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit 99.1 attached.

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 87105L104                 13-G                      Page 8 of 9 Pages
--------------------------------------------------------------------------------

                                  Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       February 5, 2018

Signature:  /s/  William Balelo
            --------------------------------------------------------------------

Name/Title: William Balelo/Authorized Signatory
            --------------------------------------------------------------------

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 87105L104                 13-G                      Page 9 of 9 Pages
--------------------------------------------------------------------------------

                                  Exhibit Index

Exhibit No. 99.1

AGREEMENT PURSUANT TO RULE 13d-1(k)(1)(iii)
CONCERNING JOINT SCHEDULE 13G FILING

     The undersigned each agree, in connection with their beneficial ownership of common stock of Switch, Inc.: (i) that a Schedule 13G shall be filed jointly by them pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), together with any amendments to the Schedule 13G that from time to time may be required; and (ii) that the Schedule 13G and any such amendments are filed on behalf of each of them. The undersigned acknowledge their respective responsibilities as set forth in Rule 13d-1(k)(1) promulgated under the Exchange Act.

     This Agreement may be executed in counterparts.

Dated: February 5, 2018

WILLIAM GONSALVES BALELO

/s/  William Balelo
--------------------------------
William Balelo
BALELO FAMILY L.P.

/s/  William Balelo
--------------------------------
William Balelo, General Partner

BALELO HOLDINGS LLC

/s/  William Balelo
--------------------------------
William Balelo, Managing Member

BALELO FAMILY IRREVOCABLE SUB TRUST

/s/  William Balelo
--------------------------------
William Balelo, Trustee